Exhibit 10.17

SECOND AMENDMENT TO

PURCHASE AND SALE AGREEMENT

(ROSWELL CITY WALK)

This SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT (this “Second Amendment”) is made and entered into as of September 30, 2016 (“Second Amendment Effective Date”), by and between GGT LMI CITY WALK GA, LLC, a Delaware limited liability company (“Seller”) and BLUEROCK REAL ESTATE, LLC, a Delaware limited liability company (“Purchaser”).

Recitals

This Second Amendment is made with respect to the following facts:

A.           Seller and Purchaser entered into that certain Purchase and Sale Agreement dated as of September 15, 2016, as amended by that certain First Amendment to Purchase and Sale Agreement dated September 19, 2016 (as amended, the “Purchase Agreement”), with respect to the real property located at 3000 Forrest Walk, Roswell, Georgia 30075 (the “Property”), as more particularly described in the Purchase Agreement.

B.           Seller and Purchaser desire to amend the Purchase Agreement as hereinafter set forth in this Second Amendment.

Agreement

NOW THEREFORE, for and in consideration of the foregoing Recitals, the conditions, terms, covenants and agreements set forth in this Second Amendment, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree that the Purchase Agreement is amended as set forth in this Second Amendment:

1.          Defined Terms.   Each initially capitalized term used in this Second Amendment has the meaning set forth for that term in the Purchase Agreement, unless it is otherwise defined in this Second Amendment.

2.          Notice To Proceed; Election to Assume Service Contracts.   Execution of this Second Amendment by Purchaser constitutes written notice by Purchaser under Section 5.1.4 of the Purchase Agreement that Purchaser desires to proceed with the transactions contemplated under the Purchase Agreement and acknowledgment by Purchaser that Purchaser has no further right to terminate the Purchase Agreement under Section 5.1.4 of the Purchase Agreement. Purchaser hereby elects, pursuant to Section 7.1.2 to assume the Contracts set forth on the Schedule 1 attached hereto and requests that Seller terminate all other Contracts.

3.          Satisfaction of Purchaser’s Objections. Under Section 3.2.3 of the Purchase Agreement, Purchaser provided Seller with Purchaser’s Objections on September 26, 2016. Seller timely responded to Purchaser’s Objections on September 28, 2016 (“Seller’s Response”). By executing this Second Amendment, Purchaser acknowledges that Seller’s Response is satisfactory to Purchaser and Seller has no obligations with respect to Purchaser’s Objections other than those expressly set forth in Seller’s Response; provided, however, with respect the Drainage Easement Agreement dated November 14, 2013 (the “Stormwater Agreement”), Seller hereby represents to Purchaser, to Seller’s knowledge, that no amounts are due from Seller under the Stormwater Agreement, that Seller is not in default of any of Seller’s obligations under the Stormwater Agreement and to Seller’s knowledge, no other parties to the Stormwater Agreement are in default thereunder. This representation shall be deemed an additional Seller representation under Section 6.1 of the Purchase Agreement for all purposes.

4.          Payment of Second Deposit. On the Second Amendment Effective Date, Purchaser shall deposit with the Escrow Agent the Second Deposit in the amount of $750,000.00.

5.          Extension of Closing Date. Section 9.1 of the Purchase Agreement is hereby amended to provide that the Closing Date is November 29, 2016. Purchaser shall not be required to make the Extension Deposit in connection with the extension of the Closing Date; however, Purchaser shall have no further right under the Purchase Agreement to extend the Closing Date. Seller shall continue to have the right to extend the Closing Date to December 2, 2016, as set forth in the First Amendment to Purchase and Sale Agreement dated September 19, 2016, such right not being affected by this Second Amendment.

6.          Termination Right. If, on or before November 10, 2016, Seller has not received a letter from the Georgia Environmental Protection Division of the Georgia Department of Natural Resources (“EPD”) (a) approving the Prospective Purchaser Status Compliance Report dated September 13, 2016, and (b) granting a limitation of liability to Seller (the “EPD Letter”), such EPD Letter to be in substantially the form attached hereto as Exhibit A, then Purchaser shall have the right, by written notice to the Seller given no later than November 20, 2016, to terminate the Purchase Agreement and, upon such termination, Purchaser shall be entitled to the return of the Deposit and the parties shall have no further rights or obligations under the Purchase Agreement, other than with respect to any matters that expressly survive the termination of the Purchase Agreement. Seller shall in good faith diligently pursue the issuance of the EPD Letter and deliver a copy of the EPD Letter to Purchaser no later than three (3) Business Days following its receipt. If Purchaser shall have failed to exercise the aforesaid termination right by November 20, 2016, the termination right shall be deemed to have expired and the Purchaser shall proceed to close the purchase of the Property in accordance with the preceding provisions of this Second Amendment. For avoidance of doubt, if Seller obtains the EDP Letter by November 10, 2016, and provides Purchaser a copy of the EPD Letter within three (3) Business Days following receipt by Seller, then Purchaser shall have no termination right under this Section 6. Seller will assign its rights under the EPD Letter to Purchaser at Closing, provided Seller shall, notwithstanding any such agreement, retain the right to also enforce the benefits of the limitation of liability under the EPD Letter as to any claims brought or that could be brought against Seller.

7.          Counterparts.   This Second Amendment may be executed in several counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same Second Amendment when each party has signed one of the counterparts. This Second Amendment may be delivered by facsimile or other form of electronic transmission.

8.          Entire Agreement.    The Purchase Agreement, as amended by this Second Amendment, constitutes the full and complete agreement and understanding between Seller and Purchaser and shall supersede all prior communications, representations, understandings or agreements, if any, whether oral or written, concerning the subject matter contained in the Purchase Agreement, as so amended, and no provision of the Purchase Agreement, as so amended, may be modified, amended, waived or discharged, in whole or in part, except by a written instrument executed by Seller and Purchaser.

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9.          Full Force and Effect; Incorporation.   Except as modified by this Second Amendment, the terms and provisions of the Purchase Agreement are hereby ratified and confirmed and are and shall remain in full force and effect. If any inconsistency arises between this Second Amendment and the Purchase Agreement as to the specific matters which are the subject of this Second Amendment, the terms and conditions of this Second Amendment shall control. This Second Amendment shall be construed to be a part of the Purchase Agreement and shall be deemed incorporated in the Purchase Agreement by this reference.

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The undersigned have executed this Second Amendment to the Purchase Agreement as of the Second Amendment Effective Date.

SELLER:

GGT LMI CITY WALK GA, LLC,
a Delaware limited liability company

By:	LMI City Walk Investor, LLC, a Delaware limited liability company, its Operating Member

	By:	Lennar Multifamily Communities, LLC, a Delaware limited liability company, its sole member

		By:	/s/ Chris Cassidy
Name:
Its:

PURCHASER:

BLUEROCK REAL ESTATE, LLC, a Delaware limited liability company

By:	/s/ Jordan Ruddy
Name:	Jordan Ruddy
Title:	Authorized Signatory

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SCHEDULE I

Assumed Contracts

Optical Communications

Valet Waste

Cornerstone Security Services

KingsIII

KeyTrack

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